UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 16, 2012

DURATA THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35599	27-1247903
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

89 Headquarters Plaza North, 14th Floor

Morristown, New Jersey 07960

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (973) 993-4865

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 16, 2012, as contemplated by the prospectus related to the initial public offering of Durata Therapeutics, Inc. (the “Company”), the Company entered into a lease with T.K.J. Associates, LLC, as landlord, for approximately 17,800 square feet of office space at 322 East Main Street in Branford, Connecticut. The Company intends to use the leased premises for research and development, clinical and regulatory functions. As previously reported, the Company is in the process of relocating its corporate and commercial functions to its new Chicago, Illinois location. The lease term commences on the day after the substantial completion of tenant improvement construction being performed by the landlord, and expires on the last day of the month that is five years and two months thereafter. The Company has the option to extend the term of the lease for two additional five year periods upon at least ten months prior written notice. There are no scheduled rent payments due for the first two months of the lease term. Thereafter, the Company has agreed to pay aggregate rental fees of approximately $1.8 million over the remaining 60 month term. The lease also provides the Company with temporary office space at the same address until construction work on the leased premises is completed. The Company will provide a security deposit in the form of a letter of credit for the benefit of the landlord in the amount of $350,000, which amount will be reduced incrementally over the term of the lease.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DURATA THERAPEUTICS, INC.

Date: August 22, 2012	By:	/s/ Corey N. Fishman

	Name:	Corey N. Fishman
	Title:	Chief Operating Officer
and Chief Financial Officer